Yield10 Bioscience Announces Second Quarter 2021 Financial Results
Management will Host a Conference Call Today at 4:30 p.m. (ET) to Review
Financial Results and Provide a Corporate Update
WOBURN, Mass. - August 11, 2021 - Yield10 Bioscience, Inc. (Nasdaq:YTEN), an agricultural bioscience company, today reported financial results for the three and six months ended June 30, 2021.

"We are focused on executing against our core business strategy of utilizing Camelina as a platform crop to produce food, fuel, and PHA bioplastic," said Oliver Peoples, Ph.D., President and Chief Executive Officer of Yield10. "Our important early commercialization activities continue, highlighted by our recent new hires to support the regulatory, supply chain and commercial paths for our traits, as well as by contracting with third parties to scale up and crush seed to produce samples of Camelina oil for business development efforts. We are field testing Camelina in Argentina, for the first time, with the goal of forming strategic partnerships to enable our market entry strategy for commercializing omega-3 oils in the farmed salmon feed market.

"Our team is making excellent progress across our R&D priorities for 2021. We remain on track scaling up certain Camelina lines to enable planting at larger scale as we are also field testing Camelina elite germplasm, as well as lines designed to produce increased seed yield, oil content, and PHA in a field program spanning more than 12 sites across the U.S., Canada and Argentina. We are also supporting the Rothamsted team as they field test and scale up omega-3 (DHA+EPA) Camelina lines. We believe our innovations will enable the delivery of sustainable product options well matched to market demands.

"Our GRAIN platform addresses the main challenge in agricultural biotechnology that being the consistent identification of novel targets that produce meaningful improvements in crop performance. Our team has discovered four new oil content targets, including C3020, and three additional traits accessible by CRISPR, a timely development given the increasing demand for vegetable oil for the food and fuel markets.

"In the second half of 2021, we look forward to continuing to advance our business plans for Camelina, reporting proof points from our R&D activities, and achieving key milestones supporting the growth of our business," said Dr. Peoples.

Recent Accomplishments
•Executing on 2021 Field Test and Seed Scale Up Program. Planting was completed under our 2021 Field Test and Seed Scale Up program at all contracted sites in the United States, Canada, and Argentina. The program is designed to test several varieties of elite Camelina, as well as seed yield and oil content traits. In addition, we are scaling up three Camelina varieties under contract with a seed company to enable larger scale plantings in 2022. We expect that harvest of seeds across the field tests will be completed in third quarter 2021, and that data will be received starting in fourth quarter 2021.

•Adding Key Hires to the Team. Tichafa Munyikwa, Ph.D. was appointed as Director of Regulatory Affairs and will be responsible for developing and executing regulatory strategy for Yield10’s performance and content traits deployed in Camelina. In addition, Nicholas Renegar, Ph.D.was appointed as Director, Business Analytics and Operations and will be responsible for business analytics and project management as well as supporting Yield10’s business development, supply chain development, and seed operations activities.

•Expanding our Portfolio of Promising Oil Content Trait Targets. Yield10 researchers achieved proof of concept showing that four novel gene targets identified using the GRAIN (Gene Ranking Artificial Intelligence Network) platform impact seed development and/or oil content. In greenhouse testing, one of the three targets, C3020, produced a 10% increase in seed oil content when engineered with increased activity in Camelina. Data obtained from increasing activity of the other three targets, C3019, C3021, and C3022 indicates these represent good targets for CRISPR genome-editing. Pure field grown seed of C3020 is being produced in 2021 for subsequent larger scale evaluation.

•Expanding our Intellectual Property Portfolio. In 2021, U.S. patents were granted on two traits in-licensed by Yield10 including trait C3007 for increasing oil content, as well as for the Camelina omega-3 (DHA+EPA) oil trait. In July, a U.S. patent was allowed for the synthetic biology trait C3006 developed in-house to increase seed yield and oil content in Camelina.

COVID-19 Impact on Operations. The Company has implemented business continuity plans to address the COVID-19 pandemic and minimize disruptions to ongoing operations. To date, despite the pandemic, we have been able to move forward with the operational steps required to execute our

2021 field trials in Canada and the United States. However, it is possible that any potential future closures of our research facilities, should they continue for an extended time, could adversely impact our anticipated time frames for evaluating and/or reporting data from our field trials and other work we plan to accomplish during 2021 and beyond.
SECOND QUARTER 2021 FINANCIAL OVERVIEW
Cash Position
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
Yield10 ended the second quarter of 2021 with $20.6 million in unrestricted cash and investments; a net decrease of $2.1 million from unrestricted cash and investments of $22.7 million versus the previous quarter ended March 31, 2021. Net cash used by operating activities during the second quarter of 2021 was $2.1 million compared to $2.3 million used in the second quarter of 2020. The Company continues to estimate net cash usage during the full year 2021 within a range of $10.0 - $11.0 million.
The Company's present capital resources are expected to fund its planned operations into the second quarter of 2023. Yield10's ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, and receipt of additional government research grants, as well as licensing or other collaborative arrangements.
Operating Results
Grant revenue for the second quarter of 2021 and the second quarter of 2020 was consistent at $0.2 million. Research and development expenses increased by $0.5 million from $1.2 million during the second quarter of 2020 to $1.7 million in the second quarter of 2021. This increase was primarily the result of higher stock-based compensation costs, a non-cash charge, and expanded Camelina field trials and related work being undertaken during 2021 at sites in the U.S., Canada and Argentina. General and administrative expenses increased by $0.4 million from $1.2 million during the second quarter of 2020 to $1.6 million during the second quarter of 2021. This increase was partly due to higher stock-based compensation expense as well as from costs associated with recruiting and hiring additional professional staff. Yield10 also incurred higher consulting expenses during the second quarter of 2021 in connection with early stage Camelina business development activity.
Yield10 reported a loss from operations of $3.1 million for the second quarter ended June 30, 2021, compared to a loss from operations of $2.1 million for the same quarter of 2020. The Company also reported a net loss after income taxes of $3.1 million, or $0.64 per share, for the three months ended

June 30, 2021, in comparison to a net loss after income taxes of $1.8 million, or $0.92 per share, for the three months ended June 30, 2020. During the second quarter of 2020, Yield10 recognized $0.3 million of income within other income (expense) from its PPP loan that was issued and forgiven pursuant to the CARES Act.
For the six months ended June 30, 2021, the Company reported a loss from operations of $5.6 million in comparison to a six-month loss from operations of $4.8 million during the same period of 2020. Net loss after taxes was $5.7 million and $5.4 million during the six months ended June 30, 2021 and 2020, respectively. Year to date grant revenue earned through June 30, 2021 and June 30, 2020 was $0.4 million for both periods. Research and development and general and administrative expenses were both $3.0 million during the six months ended June 30, 2021. In comparison, research and development and general and administrative expenses were both $2.6 million for the six months ended June 30, 2020. During the first six months of 2020, Yield10 reported a loss of $1.0 million within other income (expense) as a result of a change in fair value of its warrant liability. The Company also reported the $0.3 million of income from its forgiven PPP loan during the six months ended June 30, 2020.
Conference Call Information
Yield10 Bioscience management will host a conference call at 4:30 p.m. (ET) today to discuss the second quarter 2021 results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations events section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13720690. The replay will be available until August 25, 2021. In addition, the webcast will be archived on the Company's website in the investor relations events section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company that is using its differentiated trait gene discovery platform, the “Trait Factory”, to develop improved Camelina varieties for the production of proprietary seed products, and to discover high value genetic traits for the agriculture and food industries. Our goals are to efficiently establish a high value seed products business based on developing superior varieties of Camelina for the production of feedstock oils, nutritional oils, and PHA bioplastics, and to license our yield traits to major seed companies for commercialization in major row crops, including corn, soybean and canola. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the company, please visit www.yield10bio.com, or follow the Company on Twitter, Facebook and LinkedIn. (YTEN-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, expectations related to research and development activities, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the planting and the outcomes of 2021 field tests and seed scale-up activities, the signing of research licenses and collaborations, including whether the objectives of those collaborations will be met, whether the Company will be able to generate proof points for traits in development and advance business discussions around its Camelina business plan, the potential impact on operations of the COVID-19 pandemic, and value creation as well as the overall progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank PR

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Grant revenue	$174	$221	$370	$400
Total revenue	174	221	370	400

Expenses:
Research and development	1,651	1,179	2,967	2,639
General and administrative	1,604	1,179	3,036	2,566
Total expenses	3,255	2,358	6,003	5,205
Loss from operations	(3,081)	(2,137)	(5,633)	(4,805)

Other income (expense):
Change in fair value of warrants	—	—	—	(957)
Loan forgiveness income	—	333	—	333
Other income (expense), net	—	15	(1)	48
Total other income (expense)	—	348	(1)	(576)
Net loss from operations before income taxes	(3,081)	(1,789)	(5,634)	(5,381)
Income tax provision	(11)	(7)	(19)	(15)
Net loss	$(3,092)	$(1,796)	$(5,653)	$(5,396)

Basic and diluted net loss per share	$(0.64)	$(0.92)	$(1.23)	$(2.95)

Number of shares used in per share calculations:
Basic and diluted	4,868,156	1,957,927	4,583,723	1,827,526

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$15,641	$3,423
Short-term investments	4,921	6,279
Accounts receivable	76	86
Unbilled receivables	38	27
Prepaid expenses and other current assets	509	527
Total current assets	21,185	10,342
Restricted cash	264	264
Property and equipment, net	949	921
Right-of-use assets	2,537	2,712
Other assets	275	283
Total assets	$25,210	$14,522

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$101	$60
Accrued expenses	1,237	1,297
Lease liabilities	485	457
Total current liabilities	1,823	1,814
Lease liabilities, net of current portion	2,915	3,163
Other long-term liabilities	10	13
Total liabilities	4,748	4,990
Commitments and contingencies
Stockholders’ Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 60,000,000 shares authorized at June 30, 2021 and December 31, 2020; 4,868,466 and 3,334,048 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	49	33
Additional paid-in capital	401,319	384,758
Accumulated other comprehensive loss	(153)	(159)
Accumulated deficit	(380,753)	(375,100)
Total stockholders’ equity	20,462	9,532
Total liabilities and stockholders’ equity	$25,210	$14,522

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(5,653)	$(5,396)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	108	91
Change in fair value of warrants	—	957
Loan forgiveness income	—	(333)
Loss on disposal of fixed assets	—	206
Charge for 401(k) company common stock match	69	66
Stock-based compensation	739	297
Non-cash lease expense	175	262
Deferred income tax provision	14	27
Changes in operating assets and liabilities:
Accounts receivable	10	59
Unbilled receivables	(11)	(39)
Prepaid expenses and other assets	24	84
Accounts payable	41	(129)
Accrued expenses	(69)	(390)
Lease liabilities	(220)	(391)
Other liabilities	(3)	17
Net cash used for operating activities	(4,776)	(4,612)

Cash flows from investing activities
Purchase of property and equipment	(136)	(42)
Proceeds from sale of property and equipment	—	10
Purchase of investments	(3,891)	(503)
Proceeds from the maturity of short-term investments	5,250	999
Net cash provided by investing activities	1,223	464

Cash flows from financing activities
Proceeds from warrants exercised	3,856	1,658
Proceeds from PPP loan	—	333
Proceeds from public offering, net of issuance costs	11,993	—
Taxes paid on employees' behalf related to vesting of stock awards	(83)	—
Net cash provided by financing activities	15,766	1,991

Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	(48)

Net increase (decrease) in cash, cash equivalents and restricted cash	12,218	(2,205)
Cash, cash equivalents and restricted cash at beginning of period	3,687	5,749
Cash, cash equivalents and restricted cash at end of period	$15,905	$3,544